Exhibit 5.2

AUSTRING, FENDRICK & FAIRMAN

BARRISTERS & SOLICITORS

LORNE N. AUSTRING DEBRA L. FENDRICK		3081 Third Avenue
H. SHAYNE FAIRMAN GREGORY A. FEKETE		Whitehorse, Yukon
ANNA J. PUGH MIKE A. REYNOLDS		Y1A 4Z7
MARK E. WALLACE BHREAGH D. DABBS
PHONE: (867) 668-4405
FAX: (867) 668-3710
E-MAIL: gf@lawyukon.com
OUR FILE NO:	032257-31

August 19, 2014

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. Registration Statement on Form F-3

We have acted as Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon Territory (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to (i) $37,308,000 aggregate principal amount of 11% Senior Subordinated Convertible Notes due 2015 (the “2015 Notes”), (ii) up to $6,754,086 aggregate principal amount of 11% Senior Subordinated Interest Notes due 2015 (the “Interest Notes” and together with the 2015 Notes, the “Notes”) that have been, or will be, issued in connection with the regular payment of interest on the 2015 Notes and previously issued Interest Notes, which include (x) $135,293 aggregate principal amount of Interest Notes (the “Issued Interest Notes”) that were issued in connection with the interest payment date on June 30, 2014 and (y) up to $6,618,793 aggregate principal amount of Interest Notes (the “Future Interest Notes”) to be issued in connection with interest payments due in the future and (iii) up to 10,659,424 of the Company’s Class A common shares, no par value (the “Class A Common Shares”), issuable upon conversion of the 2015 Notes, all of which securities are registered under the Registration Statement for resale by the selling securityholders named in the prospectus included in the Registration Statement. The 2015 Notes and the Issued Interest Notes have been issued under, and the Future Interest Notes are to be issued under the Indenture, dated as of May 18, 2007, by and among the Company and U.S. Bank National Association (“U.S. Bank”), as successor Trustee to The Bank of New York Mellon (formerly known as The Bank of New York), and Computershare Trust Company of Canada (“Computershare”), as successor Co-Trustee to BNY Trust Company of Canada (the “Original Indenture”), as amended and supplemented by (a) the Supplemental Indenture, dated as of December 4, 2012, by and among U.S. Bank, Computershare and the Company (the “First Supplemental Indenture”) and (b) the Second Supplemental Indenture, dated as of June 18, 2014, by and among U.S. Bank, Computershare and the Company, including the forms of 2015 Notes and Interest Notes (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of the Notes.

AUSTRING, FENDRICK & FAIRMAN

The Class A Common Shares registered under the Registration Statement include 10,659,424 Class A Common Shares. There are Class A Common Share purchase rights attaching to such shares (the “Right Shares”) pursuant to that certain Shareholder Rights Plan Agreement, amended and restated as of June 11, 2009, as amended June 27, 2012, between the Company and Computershare Trust Company of Canada (the “Rights Agreement”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

(1)   the Company validly exists under the Business Corporations Act of Yukon and is in good standing with respect to the filing of all required annual returns;

(2)   the Company has the requisite corporate power and capacity to execute and deliver the Class A Common Shares, the Notes, to perform its obligations under the 2015 Notes and the Issued Interest Notes and, when the Future Interest Notes have been issued, executed, duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture, to perform its obligations under the Future Interest Notes;

(3)   the issuance of the Class A Common Shares and the Notes has been duly authorized by all necessary corporate action of the Company;

(4)   the 10,659,424 Class A Common Shares registered under the Registration Statement are validly issued, fully paid and non-assessable; and

(5)   upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Agreement, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

AUSTRING, FENDRICK & FAIRMAN

We hereby consent to the use of our opinion as an exhibit, and consent to the use of our name, in the Registration Statement.

Yours truly,

/s/ Austring, Fendrick & Fairman